                                     EXHIBIT 23.2



                            INDEPENDENT AUDITOR'S CONSENT



    We consent to the use in this Registration Statement of Suiza Foods Corporation on Form S-8 of our reports on the consolidated financial statements of Suiza Foods Corporation dated February 18, 1996 (February 29, 1996 as to Note
13); the combined financial statements of Pre-Acquisition Suiza-Puerto Rico dated April 15, 1994; and the financial statements of the Pre-Acquisition Velda Farms dated November 4, 1994, appearing in the Registrant's Final Prospectus dated April 17, 1996, filed pursuant to Rule 424(b) of the Securities Act, incorporated by reference into this Registration Statement, and to the reference to us therein under the heading "Experts" incorporated by reference into this Registration Statement.



/s/ DELOITTE & TOUCHE LLP



Dallas, Texas
August 30, 1996